EXHIBIT 107

Calculation of Filing Fee Table

S-8

(Form Type)

RED ROBIN GOURMET BURGERS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table I: Newly Issued Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.001 par value per share(1) (2)	Other(3)	2,000,000	$6.87 (3)	$13,740,000 (3)	$147.60 per $1,000,000	$2,028.02
Equity	Common stock, $0.001 par value per share(2) (4)	Other(3)	123,762	$6.87 (3)	$850,244.94 (3)	$147.60 per $1,000,000	$125.50
	Total Offering Amounts						$2,153.52
	Total Fee Offsets						$0.00
	Net Fee Due						$2,153.52

(1)	Represents 2,000,000 additional shares of common stock, par value $0.001 per share (the “Common Stock”) of Red Robin Gourmet Burgers, Inc. (the “Company”) reserved for issuance under the Red Robin Gourmet Burgers, Inc. 2024 Performance Incentive Plan (the “2024 Plan”).

(2)

Pursuant to Rule 416 of the Securities Act of 1933, as amended, this registration statement on Form S-8 also includes additional shares of Common Stock in respect of the securities identified in the above table that may become issuable by reason of any stock dividend, stock split, recapitalization or similar adjustments.

(3)	Estimated in accordance with Rule 457(c) solely for purposes of calculating the registration fee. The maximum price per share of common stock and the maximum aggregate offering price are based on the average of the $7.06 (high) and $6.68 (low) sale price of the common stock as reported on The Nasdaq Stock Market LLC on 5/17/2024, which date is within five business days prior to filing this registration statement.

(4)	Represents 123,762 shares of Common Stock that may be issued upon the vesting of performance stock units previously granted to G.J. Hart, the Company’s President and Chief Executive Officer, as described in the accompanying registration statement on Form S-8.